Exhibit 99.1

TRC Reports Third Quarter Results

Windsor, CT  —  May 6, 2004  —  TRC (NYSE:TRR) today announced operating results for the third quarter of fiscal 2004 in line with management’s indication issued on April 7, 2004.

Third Quarter Results

Gross revenue for the third quarter ended March 31, 2004 increased 16% to $86.9 million from $75.1 million for the same period last year.  Net service revenue for this year’s third quarter increased 5% to $55.7 million from $53.2 million for the third quarter of fiscal 2003.

Net income for the fiscal 2004 third quarter increased 45% to $2.6 million, or $0.17 per diluted share.  This compares to net income for the third quarter of fiscal 2003 of $1.8 million, or $0.12 per diluted share.  Operating margin for this year’s third quarter increased to 9% compared to 6% for the same period last year.

“We had planned for even better results for this year’s third quarter, but our performance was affected primarily by higher-than-expected costs on two projects and several other unusual factors,” said Chairman and Chief Executive Officer Dick Ellison.  “A remediation project we had planned to finish during the quarter required additional work which could not be completed because of seasonal environmental restrictions.  This reduced revenue and raised costs relative to budget.  We now expect to complete this project in the next six months, and we remain pleased by its overall performance.  Separately, additional site work and adverse weather raised costs above budget on a large ground-source heat pump installation project.  This project is now completed.  Accordingly, we do not expect these issues to have a material impact on the Company’s performance in the fourth quarter.”

Ellison said that results for the fiscal 2004 third quarter also were affected by federal budgetary delays that have since been resolved, and the generally harsh winter in the Northeast and unusually heavy rains in Northern California.

“With a net service revenue backlog of approximately $250 million at March 31, 2004, we expect higher revenue, operating margin, and net income for the fourth quarter compared to the third.  The outlook for fiscal 2005 is increasingly encouraging as the capital spending cycle appears to be gaining momentum and as we pick up the pace of our acquisition program,” Ellison said.

Nine Month Results

Gross revenue increased 17% to $274.5 million from $234.9 million for the comparable year-earlier period.  Net service revenue for the nine months ended March 31, 2004 increased 8% to $172.5 million from $160.3 million for the first nine months of fiscal 2003.

Net income for the first nine months of fiscal 2004 was $9.3 million, or $0.61 per diluted share.  This compares to net income for the first nine months of fiscal 2003 of $7.2 million, or $0.48 per diluted share, after a charge for the cumulative effect of an accounting change of $2.4 million, or $0.17 per diluted share.

Conference Call

TRC will host a conference call at 11:00 a.m. ET today.  A simultaneous WebCast may be accessed from the Investor Center link at www.TRCsolutions.com.  A replay will be available after 1:00 p.m. ET at this same Internet address, or at (800) 633-8284, reservation #21194333.

About TRC

Named one of FORTUNE Magazine’s 100 Fastest Growing Companies in 2003, Forbes Top 200 Best Small Companies and Business Week’s Top 100 Hot Growth Companies, TRC is a customer-focused company that creates and implements sophisticated and innovative solutions to the challenges facing America’s environmental, infrastructure, power, and transportation markets.  The Company is also a leading provider of technical, financial, risk management, and construction services to both industry and government customers across the country.  For more information, visit TRC’s website at  www.TRCsolutions.com.

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TRC Companies, Inc.

5 Waterside Crossing  •  Windsor, Connecticut 06095

Telephone 860-298-9692  •  Fax 860-298-6291

TRC Reports Third Quarter Results

May 6, 2004

Page Two

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes”, “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance, the uncertainty of our operational and growth strategies, the challenges inherent in integrating newly acquired businesses, regulatory uncertainty, the availability of funding for government projects, the level of demand for the Company’s services, product acceptance, industry-wide competitive factors, the ability to continue to attract and retain highly skilled and qualified personnel, and political, economic, or other conditions. Furthermore, market trends are subject to changes, which could adversely affect future results.  See additional discussion in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

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TRC COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share data)	2004	2003	2004	2003
		(As restated)		(As restated)
Gross revenue	$86,927	$75,094	$274,528	$234,934
Less subcontractor costs and direct charges	31,240	21,878	101,983	74,631
Net service revenue	55,687	53,216	172,545	160,303

Operating costs and expenses:
Cost of services	47,333	46,827	144,870	135,381
General and administrative expenses	2,056	1,710	6,503	4,855
Depreciation and amortization	1,463	1,339	4,323	3,602
	50,852	49,876	155,696	143,838
Income from operations	4,835	3,340	16,849	16,465
Interest expense	361	386	1,099	967
Income before taxes	4,474	2,954	15,750	15,498
Federal and state income tax provision	1,834	1,137	6,407	5,967
Income before accounting change	2,640	1,817	9,343	9,531
Cumulative effect of accounting change, net of income taxes of $1,478	—	—	—	(2,361)
Net income	2,640	1,817	9,343	7,170
Dividends and accretion charges on preferred stock	180	174	551	552
Net income available to common shareholders	$2,460	$1,643	$8,792	$6,618

Basic earnings per common share:
Before accounting change	$0.18	$0.12	$0.65	$0.69
Cumulative effect of accounting change	—	—	—	(0.18)
	$0.18	$0.12	$0.65	$0.51

Diluted earnings per common share:
Before accounting change	$0.17	$0.12	$0.61	$0.65
Cumulative effect of accounting change	—	—	—	(0.17)
	$0.17	$0.12	$0.61	$0.48

Average shares outstanding:
Basic	13,801	13,295	13,627	12,987
Diluted	14,658	14,096	15,442	13,827

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)	March 31, 2004	June 30, 2003
ASSETS
Current assets:
Cash	$1,976	$5,120
Accounts receivable, less allowances for doubtful accounts	112,655	99,758
Insurance recoverable - environmental remediation	1,647	2,361
Deferred income tax benefits	2,290	1,768
Prepaid expenses and other current assets	2,356	2,347
	120,924	111,354

Property and equipment, at cost	43,414	41,059
Less accumulated depreciation and amortization	26,433	23,611
	16,981	17,448
Goodwill	110,044	102,748
Investments in and advances to unconsolidated affiliates	7,002	5,355
Long-term insurance receivable	2,442	3,455
Long-term insurance recoverable - environmental remediation	13,722	14,397
Other assets	6,079	5,829
	$277,194	$260,586

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,334	$1,894
Accounts payable	15,447	14,441
Accrued compensation and benefits	10,302	10,773
Income taxes payable	(736)	866
Billings in advance of revenue earned	7,021	5,162
Environmental remediation liability	1,647	2,361
Other accrued liabilities	6,263	6,090
	41,278	41,587
Non-current liabilities:
Long-term debt, net of current portion	45,476	43,065
Deferred income taxes	8,806	8,062
Long-term environmental remediation liability	13,722	14,397
	68,004	65,524

Mandatorily redeemable preferred stock	14,795	14,711

Shareholders’ equity:
Capital stock:
Preferred, $.10 par value; 500,000 shares authorized, 15,000 issued as mandatorily redeemable, liquidation preference of $15,000	—	—
Common, $.10 par value; 30,000,000 shares authorized, 14,790,666 and 13,847,687 shares issued and outstanding, respectively, at March 31, 2004 and 14,429,570 and 13,486,590 shares issued and outstanding, respectively, at June 30, 2003	1,479	1,443
Additional paid-in capital	97,536	92,157
Note receivable	—	(146)
Retained earnings	56,999	48,207
	156,014	141,661
Less treasury stock, at cost	2,897	2,897
	153,117	138,764
	$277,194	$260,586